EXHIBIT 10.4

SECOND AMENDMENT
TO THE
AK STEEL CORPORATION
EXECUTIVE MINIMUM AND SUPPLEMENTAL RETIREMENT PLAN

(as amended and restated as of October 18, 2007)

Pursuant to the power of amendment reserved to the Board of Directors of AK Steel Holding Corporation in Section 9.3 of the AK Steel Corporation Executive Minimum and Supplemental Retirement Plan (as amended and restated as of October 18, 2007) (the “Plan”), the Plan is hereby amended as follows effective as of October 22, 2009:

1.	Section 2.20 is changed in its entirety to read as follows:

“2.20           ‘Qualified DB Plan’ means any tax-qualified defined benefit pension plan sponsored by the Company including the NCPP and the RAPP, and any predecessor, substitute or successor of any such plan.”

2.	Section 2.21 is changed in its entirety to read as follows:

“2.21           ‘Qualified DC Plan’ means any tax-qualified defined contribution plan sponsored by the Company including the AK Steel Corporation Thrift Plan A and any predecessor, substitute or successor of any such plan.”

3.	Section 6.4 is changed in its entirety to read as follows:

“6.4           Offset for Other Pensions

A Member's Benefit shall be reduced as of the Member's Benefit Commencement Date by: (a) any accrued benefit under any Company-provided Qualified DB Plan, actuarially adjusted under the terms of the Qualified DB Plan as if the benefit under the Qualified DB Plan commenced at the same time as the Member's Benefit; and (b) the actuarial equivalent, determined under the assumptions set forth in Section 8.2 of this Plan, of any Company-provided vested benefits accumulated under any Qualified DC Plan, including any such benefits that are attributable to nonelective contributions to the plan by the Company on and after October 22, 2009, and excluding any such benefits attributable to Company contributions that are contingent on participants making elective contributions to such plan.”

4.	Section 8.1(b) is changed in its entirety to read as follows:

“(b)
With respect to a Member who has achieved his or her Vesting Date and whose Termination Date occurs before he or she attains age 55, his or her vested Benefit shall be paid to the Member, or in the event of his or her death prior to such payment, to his or her designated beneficiary, as soon as administratively feasible after his or her 55th birthday (or his or her date of death, if sooner), but no later than 30 days after such date; provided however, if such Member’s Termination Date is on account of a determination that he or she is Permanently Disabled (as defined in Section 7.2), such Member’s Benefit shall be paid as soon as administratively feasible after his or her Termination Date, but no later than 30 days after such date.”

IN WITNESS WHEREOF, AK Steel Holding Corporation has caused this Second Amendment to be executed this 2nd day of November, 2009.

AK STEEL HOLDING CORPORATION

By:	/s/ David C. Horn
David C. Horn, Senior Vice President,
General Counsel and Secretary